Exhibit 99.1
Martin Hanaka Named Chief Executive Officer of Golfsmith
Business Editors/Retail Writers
AUSTIN, Texas — June 16, 2008 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced the appointment of Martin Hanaka as Chief Executive Officer. Mr. Hanaka had been serving as Interim Chief Executive Officer since January 9, 2008, and has been Chairman of the Board since April 2007.
“I am excited to lead this high-quality organization, with its respected brands and broad geographic footprint, into the future,” said Mr. Hanaka. “Despite a challenging operating environment, I believe favorable demographic trends, coupled with our ability to lead the consolidation of the off-course retail sector, will continue to provide Golfsmith with substantial growth opportunities.”
Noel Wilens, Chair of the Golfsmith Board of Directors Nominating and Compensation committees, said, “We were thrilled when he joined our Board in 2007 and are very pleased to have Marty, with his years of operational experience, lead the execution of Golfsmith’s growth strategy. We believe that Golfsmith has the right ingredients to achieve our long-term vision, and, after a thorough search, we determined along with Marty that he would be the optimal CEO.”
Mr. Hanaka became the Chairman of the Board of Golfsmith in April 2007. He was the Chairman of the Board of The Sports Authority, Inc. from November 1999 until June 2004 and was its Chief Executive Officer from September 1998 until August 2003. Mr. Hanaka joined The Sports Authority, Inc.’s board of directors in February 1998. From 1994 to 1997, Mr. Hanaka served as President, Chief Operating Officer and a director of Staples, Inc. Mr. Hanaka currently serves on several other public and private company boards.
About Golfsmith
Golfsmith International Holdings, Inc. (NASDAQ:GOLF) is a 40-year-old specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its guests the convenience of shopping in its 72 stores across the United States, through its Internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.
Cautionary Language
Certain statements made in this news release are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, those discussed in our Form 10-K, filed March 6, 2008 under the caption “Risk Factors.”

Investor Relations Inquiries:
ICR, Inc.
Joseph Teklits or Jean Fontana, 203-682-8200
www.icrinc.com
investor.Relations@golfsmith.com